                                                                    EXHIBIT 10.1

                                  [Letterhead]

                                                               ______ [__], 2008

CONFIDENTIAL

[Executive]
[Address]

     RE:  Tecumseh Products Company 2008 Retention Bonus

Dear [Company Executive],

We are pleased to advise you that Tecumseh Products Company (the "Company") has approved a new retention bonus opportunity for which you have been selected to participate in.

In order to encourage you to remain focused on maintaining the Company's business, the Company agrees to the following provisions:

1.   RETENTION BONUS & SEVERANCE BENEFIT

The Company shall pay you (or, in the case of your death, your estate) a "Retention Bonus" in an amount equal to one year's base salary (computed based on your per annum base salary in effect on the date hereof) if (i) at anytime during the period beginning on the date hereof and ending twelve (12) months after the date of the 2010 shareholders meeting (the "Term") the Chief Executive Officer ("CEO") of the Company (as of the date hereof) is no longer employed by the Company (other than as a result of the CEO's death, disability or the Company terminating the CEO for cause under the terms of the CEO's agreement)(the "CEO's Termination"), and (ii) you are employed by the Company on the one-year anniversary of the CEO's Termination (the "Payment Date"). The Retention Bonus shall be payable in cash in a lump sum no later than thirty (30) days after the Payment Date.

In the event that during the Term and after the CEO's Termination, your employment is terminated by the Company without Cause (as hereinafter defined) or by you with "Good Reason" (as hereinafter defined), you shall be entitled to a "Retention Severance Benefit" of: (i) six (6) months of your base salary (computed based on your per annum base salary in effect on the date of your termination) payable in cash in a lump sum no later than thirty (30) days after your termination, in addition to any severance payments you are entitled to under any other severance arrangement with the Company, and (ii) full vesting of all outstanding awards under the Company's Long Term Incentive Plan ("LTIP") and the lesser of one hundred and eighty

(180) days from the date of your termination or the expiration of the term of the award to exercise any outstanding awards under the LTIP.

The receipt of your Retention Bonus or Retention Severance Benefit will not affect or impair your rights or obligations or those of the Company under any employment or other arrangement, by and between the Company and you.

2.   DEFINITIONS

"Cause" shall mean any of the following: (A) your deliberate and willful continuing substantial failure to perform your duties for the Company for thirty
(30) days (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to you by the Company's CEO or Board of Directors; (B) your willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (C) your conviction of a felony or his plea of guilty or nolo contendere to a felony; or (D) the willful and material breach of your confidentiality obligations under local law or the Company's code of conduct.

"Good Reason" shall mean any of the following occurrences: (A) without your prior written consent, the assignment to duties that are a material diminution of your then assigned duties and responsibilities, or the taking of any action that results in the material diminution of such assigned duties or responsibilities; (B) the failure to maintain you in an equivalent position in the entity surviving a merger or consolidation involving the Company; (C) any material reduction in your base salary or target bonus opportunity or Incentive Awards as or when required other than an across-the-board reduction applicable to all executives of the Company; or (D) you are assigned to a location more than one hundred (100) miles from the then current headquarters of the Company

3.   CONFIDENTIALITY

You agree that you shall not, without authorization of the Board, disclose the terms of this letter agreement or that you are eligible to receive or have received any payments under this letter agreement to anyone other than members of your immediate family, your attorney(s), your financial or tax advisor(s), authorized representatives of the Company and its affiliates, or a court or arbitration panel of competent jurisdiction. Without limiting the generality of the foregoing, you specifically agree that you shall not disclose any information about this letter agreement to any current or former employees of the Company except those expressly authorized by the Company to have knowledge of this letter agreement.

4.   BENEFITS

Since the amounts provided by this letter agreement represent unique payments to you, these amounts will not be considered in calculating salary related benefits (including, without limitation, under the Company's 401(k) Plan), except as required by law.

5.   NET PAYMENTS

All federal, state, city or other taxes that are required to be withheld pursuant to any applicable law or regulation will be deducted from any payments made hereunder.

6.   NO GUARANTEE OF EMPLOYMENT

Nothing in this letter agreement shall be held or construed to confer upon you the right to a continuation of employment by the Company.

7.   GOVERNING LAW; VENUE AND JURISDICTION; ENFORCEMENT

(A) This letter agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

(B) The parties hereby consent to the jurisdiction of the state and federal courts located in the County of Washtenaw, Michigan, which shall be the exclusive venue for any legal action or proceeding filed by either party with respect to this agreement. The parties hereby further agree and irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens that either of them may now or hereafter have to the bringing of any such action or proceedings in such jurisdictions.

(C) In connection with any proceeding brought by you or your heirs or other successors or assigns, to enforce any provision of this agreement, whether brought by you as plaintiff or as a counter- or cross-claim by you, the Company shall advance to you all cash amounts required to pay your costs, expenses and fees (including actual attorneys' fees) incurred by you in connection with such proceeding.

8.   ENTIRE AGREEMENT

Nothing herein shall supersede your employment agreement or Change in Control and Severance Agreement with the Company. This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement with respect to retention bonuses. No change to this letter agreement shall be effective unless it is in writing and signed by both you and a duly authorized officer of the Company.

9.   VALIDITY; EFFECTIVENESS

The invalidity or unenforceability of any provision or provisions of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect.

10.  SUCCESSORS AND ASSIGNS

This letter agreement shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, representatives, successors and assigns of the parties hereto; provided, however, that you may not assign your rights or obligations hereunder without the prior written consent of the Company. The Company or its successor may assign its rights and obligations hereunder to any affiliate of the Company or its successor, as the case may be, provided, that the Company or its successor, as the case may be, remains jointly and severally liable for the performance by any such affiliate of its obligations hereunder.

11.  SURVIVAL

This letter agreement shall survive the termination of your employment with the Company or any successor thereto.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Please indicate your acceptance of these terms by countersigning a copy of this letter agreement and returning it to the undersigned at your earliest convenience.

Very truly yours,

COMPANY


By:
    ---------------------------------
    Name:
    Title:

Accepted and agreed:


-------------------------------------   ----------------------------------------
Signature                               Printed Name

Date:         , 200
      --------     --